Exhibit 99.1

May 13, 2009

Contact:  Emily Madison
(713) 975-7600

MAXXAM REPORTS RESULTS FOR FIRST QUARTER 2009

HOUSTON, Texas (May 13, 2009) - MAXXAM Inc. (NYSE AMEX: MXM) reported a net loss of $12.5 million, or $2.74 per share loss for the first quarter of 2009, compared to a net loss of $13.9 million, or $2.72 per share loss, for the same period of 2008.  Net sales for the first quarter of 2009 were $15.7 million, compared to $21.7 million in the first quarter of 2008.  The $6.0 million reduction in sales primarily reflects the continued effects of Hurricane Ike, which resulted in the cancellation of live racing that was scheduled for the first quarter of 2009 at Sam Houston Race Park.

Operating losses were $8.2 million in the first quarter of 2009, as compared to $7.1 million for the same period of 2008, reflecting a $6.4 million charge for additional defense and settlement costs related to the Wilson actions described below.  These losses were partially offset by an approximate $0.8 million benefit due to changes in stock-based compensation expense resulting from a decrease in the market price for the Company’s Common Stock and net insurance recoveries of approximately $1.4 million related to business interruption losses at Sam Houston Race Park resulting from damage caused by Hurricane Ike.

REAL ESTATE OPERATIONS

Real estate sales for the three months ended March 31, 2009 were $7.4 million, as compared $8.9 million in the prior year period.  The low level of sales activity that has continued into 2009 reflects general economic recessions in Puerto Rico and in the United States.

Operating results for real estate operations improved from a loss of $1.2 million for the three months ended March 31, 2008 to operating income of $0.1 million for the three months ended March 31, 2009.  This overall $1.3 million improvement in operating results reflects the impact of cost reduction initiatives, among other things.

RACING OPERATIONS

Total sales for racing operations for the first quarter of 2009 were $8.3 million, as compared to $12.8 million in the prior year period. The $4.5 million decline was the result of cancellation of live racing that was scheduled for the first quarter of 2009 (due to damage to the facility caused by Hurricane Ike) and declines in pari-mutuel commissions resulting from reduced levels of wagering.  Operating losses for racing operations were essentially flat, reflecting $1.4 million of recoveries from insurers for business interruption losses while the Sam Houston Race Park facility was being repaired.  The planned repairs to the Sam Houston Race Park facility are substantially complete and live racing resumed in May 2009.

CORPORATE AND OTHER

The Corporate segment’s operating losses represent general and administrative expenses that are not specifically attributable to the Company’s operating segments and include stock-based compensation expense.  The Corporate segment’s total operating losses of $7.6 million for the three months ended March 31, 2009 include a $6.4 million charge for additional defense and settlement costs related to the Wilson actions discussed below.

OTHER MATTERS

Prior to the issuance of this press release, MAXXAM filed its first quarter report on Form 10-Q with the Securities and Exchange Commission.  The Notes to Financial Statements and other sections of the Form 10-Q discuss, among other things, the settlement of the Wilson actions and the status of material uncertainties related to the Palco Bankruptcy Cases.

The Wilson Actions

On April 28, 2009, the Company and Charles E. Hurwitz, its Chairman of the Board and Chief Executive Officer, reached a settlement (see below) of two December 2006 lawsuits filed against them and certain former forest products subsidiaries of the Company (which had previously settled).  The first suit, the Wilson state action, was filed in the Superior Court of San Francisco, California.  On the same day, a second suit, the Wilson federal action, was filed in the U.S. District Court for the Northern District of California.  The Wilson actions alleged violations of the California False Claims Act and the Federal False Claims Act, respectively, and were qui tam actions (actions ostensibly brought by the government, but on the information and at the instigation of a private individual, who would receive a portion of any amount recovered).  The private individuals proceeded with the suits when the State of California declined to participate in the Wilson state action and the United States declined to participate in the Wilson federal action.

Both suits alleged that the defendants made false claims by submitting to a California agency a sustained yield plan misrepresenting as sustainable the projected harvest yields of timberlands owned by the former forest products subsidiaries.  The remedies being sought were actual damages (essentially based on over $300.0 million of cash and 7,700 acres of timberlands transferred by the United States and California in exchange for various timberlands purchased from the forest products subsidiaries), as well as treble damages and civil penalties.  The Company announced on April 28, 2009 that a settlement had been reached with the plaintiffs in the Wilson actions.  Under the terms of the settlement, the Company agreed to pay a total of $4.0 million to settle these matters.  This amount compares to the legal fees the Company estimates it would have incurred in continuing to defend the litigation.  There was no admission of liability by either the Company or Mr. Hurwitz.  This settlement brings an end to these actions against the Company and Mr. Hurwitz.  The Company paid the settlement amount in May 2009.

Palco Bankruptcy and Potential Impact on the Company

In January 2007,  the Company’s wholly owned subsidiary, The Pacific Lumber Company (Palco) and Palco’s subsidiaries (the Debtors) filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the Bankruptcy Code.  As a result, the Company deconsolidated the Debtors’ financial results beginning January 19, 2007, and began reporting its investment in the Debtors using the cost method.

On July 30, 2008, the MRC/Marathon Plan, a plan of reorganization filed by Palco’s principal creditor and a third party and approved by the Bankruptcy Court, was consummated.  Consummation of the MRC/Marathon Plan resulted in the loss entirely of the Company’s indirect equity interests in Palco and its subsidiaries, including Scotia Pacific LLC (Scopac); however, various parties have appealed approval of the MRC/Marathon Plan to the Fifth Circuit.  As a result of uncertainties surrounding the appeal, the Company has not reversed any portion of its investment in the Debtors.  If the MRC/Marathon Plan is upheld by the Fifth Circuit, the Company expects it will reverse all or a significant portion of its investment in the Debtors during the period in which the Fifth Circuit renders its decision.  The reversal of the Company’s losses in excess of its investment in the Debtors would have a material impact on stockholders’ deficit (i.e. would result in a $484.2 million increase to stockholders’ equity).  If the Fifth Circuit overturns the MRC/Marathon Plan or renders an inconclusive decision, the Company will re-evaluate its position based on the facts and circumstances at that time.  The Company cannot predict when the Fifth Circuit will rule or what its decision will be.

The ultimate resolution of the Debtors’ bankruptcy cases could result in claims against and could have adverse impacts on MAXXAM Parent and its affiliates, including MAXXAM Group Inc, Palco’s parent (MGI).  It is possible that the MRC/Marathon Plan could be overturned and unwound as a result of the appeal pending before the Fifth Circuit.  If that occurs, the Company would be required to return the $2.25 million of cash consideration it received when the MRC/Marathon Plan was consummated, MGI would be obligated for certain tax liabilities and the assumption of Palco’s pension plan by a third party would no longer be effective, among other things.  The estimated unfunded termination obligation attributable to Palco’s pension plan as of December 31, 2008, was approximately $35.0 million based upon annuity placement interest rate assumptions as of such date.

In addition to the foregoing matters, the consummation of the MRC/Marathon Plan (or an alternate plan of reorganization filed by Scopac’s principal creditor group, in the event the MRC/Marathon Plan is overturned upon appeal) is expected to result in the utilization of a substantial portion of the Company’s net operating losses and other tax attributes for federal income tax purposes.  Moreover, the MRC/Marathon Plan (and the alternate plan) provides for litigation trusts, which could bring claims against the Company and certain of its affiliates.

Common Stock Purchases

As previously announced in prior earnings statements and disclosed in public filings, MAXXAM may from time to time purchase shares of its Common Stock on national exchanges or in privately negotiated transactions.

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that due to various factors, actual results may vary materially from those expressed or implied in the forward-looking statements.

MAXXAM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars, except per share information)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)

Sales:
Real estate	$7.4	$8.9
Racing	8.3	12.8
	15.7	21.7

Cost and expenses:
Cost of sales and operations:
Real estate	3.2	4.2
Racing	7.1	11.0
Selling, general and administrative expenses	7.1	10.8
Depreciation, depletion and amortization	2.5	2.8
Settlement of Wilson actions	4.0	-
	23.9	28.8

Operating income (loss):
Real estate	0.1	(1.2)
Racing	(0.7)	(0.8)
Corporate	(7.6)	(4.6)
Forest products	-	(0.5)
	(8.2)	(7.1)

Other income (expense):
Investment, interest and other income (expense), net	(0.2)	(2.6)
Interest expense	(3.9)	(4.1)
Amortization of deferred financing costs	(0.2)	(0.1)
Loss before income taxes	(12.5)	(13.9)
Benefit (provision) for income taxes	-	-
Net loss	$(12.5)	$(13.9)

Basic net loss per common and common equivalent share	$(2.74)	$(2.72)

Diluted net loss per common and common equivalent share	$(2.74)	$(2.72)